Exhibit 10.5

SECURITY AGREEMENT

Dated May 30, 2008

From

The Grantors referred to herein

as Grantors

to

PRIDES CAPITAL FUND I, L.P.

as Purchaser

i

Section 24.	Release; Termination	21

Section 25.	Execution in Counterparts	22

Section 26.	Governing Law	22

Schedules
Schedule I	-	Investment Property
Schedule II	-	Pledged Deposit Accounts
Schedule III	-	Intellectual Property
Schedule IV	-	Commercial Tort Claims
Schedule V	-	Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule VI	-	Locations of Equipment and Inventory
Schedule VII	-	Letters of Credit

Exhibits
Exhibit A	-	Form of Intellectual Property Security Agreement
Exhibit B	-	Form of Intellectual Property Security Agreement Supplement
Exhibit C	-	Form of Security Agreement Supplement

ii

SECURITY AGREEMENT

THIS SECURITY AGREEMENT dated May 30, 2008 is made by eDiets.com, Inc., a Delaware corporation (the “Company”) and the other parties listed on the signature pages hereof (the Company and the parties so listed being, collectively, the “Grantors”), to Prides Capital Fund I, L.P., as purchaser (the “Purchaser”).

PRELIMINARY STATEMENTS.

(1) The Purchaser (i) has purchased a $2,595,000.00 Senior Secured Note dated the date hereof (the “Initial Note”) issued by the Company and (ii) may purchase a $2,550,000.00 Senior Secured Note dated June 30, 2008 (the “Subsequent Note”, and together with the Initial Note, as each may hereafter be amended, amended and restated, replaced, substituted, supplemented or otherwise modified from time to time, each a “Note” and collectively the “Notes”) pursuant to a Note Purchase Agreement dated the date hereof (the “Note Purchase Agreement”) between the Company and the Purchaser. Each Grantor (other than the Company) has entered into a guaranty dated the date hereof (or a supplement thereto) (the “Guaranty”) in favor of the Purchaser pursuant to which such Grantor has guaranteed the obligations of the Company under the Notes.

(2) Each Grantor is the owner of the shares of capital stock (the “Initial Pledged Equity”) set forth opposite such Grantor’s name on and as otherwise described in Part I of Schedule I hereto.

(3) Each Grantor is the owner of the deposit accounts (the “Pledged Deposit Accounts”) set forth opposite such Grantor’s name on Schedule II hereto.

(4) The Company owns an account (the “Securities Account”) in which it maintains securities or other investments.

(5) It is a condition precedent to the purchase of the Notes that the Grantors shall have granted the security interest contemplated by this Agreement. Each Grantor will derive substantial direct and indirect benefit from the financing provided by the Notes.

(6) Terms defined in the Notes and not otherwise defined in this Agreement are used in this Agreement as defined in the Notes. Further, unless otherwise defined in this Agreement or in the Notes, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9. “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non perfection or priority.

NOW, THEREFORE, in consideration of the premises and in order to induce the Purchaser to purchase the Notes, each Grantor hereby agrees with the Purchaser as follows:

Section 1. Grant of Security. Each Grantor hereby grants to the Purchaser a security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a) all equipment owned by the Company in all of its forms, including, without limitation, all machinery, tools, motor vehicles, furniture and fixtures, and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the UCC (any and all such property being the “Equipment”);

(b) all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor), and all accessions thereto and products thereof and documents therefor, including, without limitation, computer programs and supporting information that constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”);

(c) all accounts, chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, securities accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, securities accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause (d) below, being the “Receivables,” and any and all such supporting obligations, security agreements, mortgages, liens, leases, letters of credit and other contracts being the “Related Contracts”);

(d) the following (the “Security Collateral”):

(i) the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all warrants, rights or options issued thereon or with respect thereto;

(ii) all additional shares of capital stock and other equity interests from time to time acquired by such Grantor in any manner (such shares and other equity interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other equity interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other equity interests and all warrants, rights or options issued thereon or with respect thereto;

(iii) all indebtedness from time to time owed to such Grantor (the “Pledged Debt”) and the instruments evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

(iv) the Securities Account, all security entitlements with respect to all financial assets from time to time credited to the Securities Account, and all financial assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such security entitlements or financial assets and all warrants, rights or options issued thereon or with respect thereto; and

(v) all other investment property (as defined in the UCC) (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto;

(e) the Pledged Deposit Accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all cash equivalents), and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Deposit Account (collectively, the “Account Collateral”);

(f) the following (collectively, the “Intellectual Property Collateral”):

(i) all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii) all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii) all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

(iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

(vi) all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule III hereto, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(vii) all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(viii) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth in Schedule III hereto (“IP Agreements”); and

(ix) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(g) the commercial tort claims described in Schedule IV hereto (together with any commercial tort claims as to which the Grantors have complied with the requirements of Section 14, the “Commercial Tort Claims Collateral”);

(h) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral; and

(i) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (g) of this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Purchaser is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.

Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in, (a) any Intellectual Property Collateral, if the grant of such security interest shall constitute or result in the abandonment, invalidation or rendering unenforceable any right, title or interest of such Grantor therein; (b) any account, general intangible, permit, instrument, promissory note, chattel paper, license, contract or agreement to which such Grantor is a party or any of its rights or interests thereunder, including, without limitation, with respect to any pledged partnership interests or any pledged limited liability company interests, to the extent, but only to the extent, that such a grant would, under the terms of such account, general intangible, permit, instrument, promissory note, chattel paper, license, contract or agreement (including, without limitation, any partnership agreements or any limited liability company agreements), or otherwise, be prohibited by or result in a breach or termination of the terms of, or constitute a default under or termination of any such account, general intangible, permit, instrument, promissory note, chattel paper, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406 of the UCC (or any successor provision) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code of the United States) or principles of equity) or would otherwise constitute a violation of law, regulation or policy; provided, however, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and each Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect; (c) any of the outstanding capital stock of a “controlled foreign corporation” as defined in the Internal Revenue Code of 1986, as amended from time to time (each, a “Controlled Foreign Corporation”), in excess of 65% of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote; (d) all equipment and other property to the extent, but only to the extent, that such a grant would, under the terms of any contract or agreement to which such Grantor is a party in connection with certain industrial revenue obligations, be prohibited by or would otherwise result in a breach or termination of the terms of, or constitute a default under or termination of any such contract or agreement or would otherwise constitute a violation of law, regulation or policy; provided, however, that immediately upon the ineffectiveness, lapse or termination of any such provision precluding the grant of security interest on such property, the Collateral shall include, and each Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect; or (e) any governmental permit or franchise that prohibits liens or other encumbrances on or collateral assignment of such permit or franchise.

Section 2. Security for Obligations. This Agreement secures, in the case of each Grantor, the payment of all obligations of such Grantor now or hereafter existing under the Notes or the Guaranty, as the case may be, whether direct or indirect, absolute or contingent, and whether for principal, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor to the Purchaser under the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Grantor.

Section 3. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Purchaser of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) the Purchaser shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other agreement executed in connection herewith, nor shall the Purchaser be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4. Delivery and Control of Security Collateral. (a) All certificates or instruments representing or evidencing Security Collateral shall be delivered to and held by the Purchaser pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Purchaser; provided, however, that such certificates and instruments will be deemed delivered hereunder to the extent that such certificates and instruments were previously delivered pursuant to that certain security agreement dated August 31, 2007 from the Grantors to the Purchaser (the “2007 Security Agreement”). The Purchaser shall have the right at any time to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations.

(b) Subject to the rights under the 2007 Security Agreement, with respect to any Security Collateral that constitutes an uncertificated security, the relevant Grantor will cause the issuer thereof either (i) to register the Purchaser as the registered owner of such security or (ii) to agree with such Grantor and the Purchaser that such issuer will comply with instructions with respect to such security originated by the Purchaser without further consent of such Grantor, such agreement to be in form and substance satisfactory to the Purchaser (such agreement being an “Uncertificated Security Control Agreement”).

(c) Subject to the rights under the 2007 Security Agreement, with respect to the Securities Account and any Security Collateral that constitutes a security entitlement as to which the Purchaser is not the securities intermediary, the relevant Grantor, at Purchaser’s request, will cause the securities intermediary with respect to such Account or security entitlement either (i) to identify in its records the Purchaser as the entitlement holder thereof or (ii) to agree with such Grantor and the Purchaser that such securities intermediary will comply with entitlement orders originated by the Purchaser without further consent of such Grantor, such agreement to be in form and substance satisfactory to the Purchaser (a “Securities Account Control Agreement” or “Securities/Deposit Account Control Agreement,” respectively).

(d) Upon the request of the Purchaser, each Grantor will notify each issuer of Security Collateral granted by it hereunder that such Security Collateral is subject to the security interest granted hereunder.

Section 5. Maintaining the Account Collateral. Subject to Section 3.12 of the Note Purchase Agreement, so long as any amount remains outstanding under the Notes, each Grantor will maintain deposit accounts only with a bank that has agreed with such Grantor and Purchaser to comply with instructions originated by the Purchaser directing the disposition of funds in such deposit account without the further consent of such Grantor, such agreement to be in form and substance satisfactory to the Purchaser (a “Deposit Account Control Agreement”); provided, however, that the respective Grantor acknowledges and agrees that any deposit account control agreements entered into pursuant to the 2007 Security Agreement are also for the benefit of the Purchaser as required pursuant to this Section 5 and provided, further, however, this Section 5 shall not apply to deposit accounts (i) with an aggregate balance of no more than $50,000 at any time or (ii) operated solely as a payroll account.

Section 6. Representations and Warranties. Each Grantor represents and warrants as follows:

(a) Such Grantor’s exact legal name, location, chief executive office, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule V hereto. Such Grantor has no trade names other than as listed on Schedule V hereto.

(b) Such Grantor is the legal and beneficial owner of the Collateral granted or purported to be granted by it free and clear of any lien, claim, option or right of others, except for the security interest created under this Agreement, the 2007 Security Agreement or permitted under the Notes or the Note Purchase Agreement. Except as previously disclosed to Purchaser, no effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Purchaser relating to the Notes or Guaranty.

(c) All of the Equipment and Inventory of such Grantor are located at the places specified therefor in Schedule VI hereto or at another location as to which such Grantor has complied with the requirements of Section 6(a). Such Grantor has exclusive possession and control of its Equipment and Inventory, other than Inventory stored at any leased premises or warehouse for which a landlord’s or warehouseman’s agreement, in form and substance satisfactory to the Purchaser, is in effect.

(d) None of the Receivables is evidenced by a promissory note that has not been disclosed to the Purchaser.

(e) If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the security interest granted hereunder.

(f) The Pledged Equity pledged by such Grantor hereunder has been duly authorized and validly issued and is fully paid and non assessable. None of the Pledged Debt pledged by such Grantor hereunder is evidenced by promissory notes.

(g) The Initial Pledged Equity pledged by such Grantor constitutes the percentage of the issued and outstanding capital stock of the issuers thereof indicated on Schedule I hereto.

(h) Such Grantor has no investment property (as defined in the UCC), other than the investment property described in Part II of Schedule I hereto and additional investment property as to which such Grantor has complied with the requirements of Section 4.

(i) Such Grantor is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule VII hereto and additional letters of credit as to which such Grantor has complied with the requirements of Section 13.

(j) This Agreement creates in favor of the Purchaser a valid security interest in the Collateral granted by such Grantor, securing the payment of the Secured Obligations; all filings and other actions (including, without limitation, (A) actions necessary to obtain control of Collateral as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC and (B) actions necessary to perfect the Purchaser’s security interest with respect to Collateral evidenced by a certificate of title) necessary to perfect the security interest in the Collateral granted by such Grantor have been duly made or taken and are in full force and effect; and such security interest is second priority; provided, however, that such security interest is second priority only to that security interest created pursuant to the 2007 Security Agreement.

(k) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created hereunder (including the second priority nature of such security interest), except for the filing of financing and continuation statements under the UCC, which financing statements have been or will promptly be filed and are in full force and effect, the recordation of the Intellectual Property Security Agreements referred to in Section 11(f) with the U.S. Patent and Trademark Office and the U.S. Copyright Office, which Agreements have been or will promptly be recorded and are in full force and effect, and the actions described in Section 4 with respect to the Security Collateral, which actions have been taken and are in full force and effect, or (iii) the exercise by the Purchaser of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.

(l) The Inventory that has been produced or distributed by such Grantor has been produced in compliance with all requirements of applicable law, including, without limitation, the Fair Labor Standards Act, if applicable.

(m) As to itself and its Intellectual Property Collateral:

(i) To such Grantor’s knowledge, the operation of such Grantor’s business as currently conducted or as contemplated to be conducted and the use of the Intellectual Property Collateral in connection therewith do not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party.

(ii) To such Grantor’s knowledge, such Grantor is the exclusive owner of all right, title and interest in and to the Intellectual Property Collateral, and is entitled to use all Intellectual Property Collateral subject only to the terms of the IP Agreements.

(iii) The Intellectual Property Collateral set forth on Schedule III hereto includes all of the patents, patent applications, domain names, trademark registrations and applications, copyright registrations and applications and IP Agreements owned by such Grantor as of the date hereof.

(iv) The Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or part, and to the best of such Grantor’s knowledge, is valid and enforceable. Such Grantor is not aware of any uses of any item of Intellectual Property Collateral that could be expected to lead to such item becoming invalid or unenforceable.

(v) Such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes to maintain and protect its interest in each and every item of Intellectual Property Collateral in full force and effect throughout the world, and to protect and maintain its interest therein including, without limitation, recordations of any of its interests in the Patents and Trademarks with the U.S. Patent and Trademark Office and in corresponding national and international patent offices, and recordation of any of its interests in the Copyrights with the U.S. Copyright Office and in corresponding national and international copyright offices. To its knowledge, such Grantor has used proper statutory notice in connection with its use of each patent, trademark and copyright in the Intellectual Property Collateral.

(vi) To the best of such Grantor’s knowledge, no claim, action, suit, investigation, litigation or proceeding has been asserted or is pending or threatened against such Grantor (i) based upon or challenging or seeking to deny or restrict the Grantor’s rights in or use of any of the Intellectual Property Collateral, (ii) alleging that the Grantor’s rights in or use of the Intellectual Property Collateral or that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or any other proprietary right of any third party, or (iii) alleging that the Intellectual Property Collateral is being licensed or sublicensed in violation or contravention of the terms of any license or other agreement. No third-party is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates the Intellectual Property Collateral or the Grantor’s rights in or use thereof. Except as set forth on Schedule III hereto, such Grantor has not granted any license, release, covenant not to sue, non-assertion assurance, or other right to any third-party with respect to any part of the Intellectual Property Collateral. The consummation of the transactions contemplated by the Transaction Documents will not result in the termination or impairment of any of the Intellectual Property Collateral.

(vii) With respect to each IP Agreement: (A) such IP Agreement is valid and binding and in full force and effect and represents the entire agreement between the respective parties thereto with respect to the subject matter thereof; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) such Grantor has not received any notice of termination or cancellation under such IP Agreement; (D) such Grantor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured; (E) such Grantor has not granted to any other third party any rights, adverse or otherwise, under such IP Agreement; and (F) neither such Grantor nor any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

(viii) To the best of such Grantor’s knowledge, (A) none of the Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other individual or business entity other than such Grantor; (B) no employee, independent contractor or agent of such Grantor has misappropriated any trade secrets of any other individual or business entity in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (C) no employee, independent contractor or agent of such Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s Intellectual Property Collateral.

(ix) No Grantor or Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral.

Section 7. Further Assurances. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Purchaser may request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Purchaser to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor will promptly with respect to Collateral of such Grantor: (i) file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Purchaser may request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; (ii) at the request of the Purchaser, take all action to ensure that the Purchaser’s security interest is noted on any certificate of title related to any Collateral evidenced by a certificate of title; and (iii) deliver to the Purchaser evidence that all other actions that the Purchaser may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.

(b) Each Grantor hereby authorizes the Purchaser to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, regardless of whether any particular asset described in such financing statements falls within the scope of the UCC. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Purchaser to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c) Each Grantor will furnish to the Purchaser from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Purchaser may reasonably request, all in reasonable detail.

Section 8. As to Equipment and Inventory. Each Grantor will cause its Equipment to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and will forthwith, or in the case of any loss or damage to any of such Equipment as soon as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Each Grantor will pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including, without limitation, claims for labor, materials and supplies) against, its Equipment and Inventory. In producing its Inventory, each Grantor will comply with all requirements of applicable law, including, without limitation, the Fair Labor Standards Act.

Section 9. Insurance. (a) Each Grantor will, at its own expense, maintain insurance with respect to its Equipment and Inventory in such amounts, against such risks, in such form and with such insurers, as shall be satisfactory to the Purchaser from time to time. At the reasonable request of the Purchaser, each policy of each Grantor for liability insurance shall provide for all losses to be paid on behalf of the Purchaser and such Grantor as their interests may appear, and each policy for property damage insurance shall provide for all losses (except for losses of less than $50,000 per occurrence) to be paid directly to the Purchaser. At the reasonable request of the Purchaser, each such policy shall in addition (i) name such Grantor and the Purchaser as insured parties thereunder (without any representation or warranty by or obligation upon the Purchaser) as their interests may appear, (ii) contain the agreement by the insurer that any loss thereunder shall be payable to the Purchaser notwithstanding any action, inaction or breach of representation or warranty by such Grantor, (iii) provide that there shall be no recourse against the Purchaser for payment of premiums or other amounts with respect thereto and (iv) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Purchaser by the insurer. Each Grantor will, if so requested by the Purchaser, deliver to the Purchaser original or duplicate policies of such insurance and, as often as the Purchaser may reasonably request, a report of a reputable insurance broker with respect to such insurance. Further, each Grantor will, at the request of the Purchaser, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 8 and cause the insurers to acknowledge notice of such assignment.

(b) Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 9 may be paid directly to the individual or business entity who shall have incurred liability covered by such insurance. In case of any loss involving damage to Equipment or Inventory when subsection (c) of this Section 9 is not applicable, the applicable Grantor will make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance properly received by or released to such Grantor shall be used by such Grantor, except as otherwise required hereunder or by the Notes, to pay or as reimbursement for the costs of such repairs or replacements.

(c) So long as no Event of Default shall have occurred and be continuing, all insurance payments received by the Purchaser in connection with any loss, damage or destruction of any Inventory or Equipment will be released by the Purchaser to the applicable Grantor for the repair, replacement or restoration thereof, subject to such terms and conditions with respect to the release thereof as the Purchaser may reasonably require. To the extent that (i) the amount of any such insurance payments exceeds the cost of any such repair, replacement or restoration, or (ii) such insurance payments are not otherwise required by the applicable Grantor to complete any such repair, replacement or restoration required hereunder, the Purchaser will not be required to release the amount thereof to such Grantor and may hold or continue to hold such amount as additional security for the Secured Obligations of such Grantor. Upon the occurrence and during the continuance of any Event of Default or the actual or constructive total loss (in excess of $50,000 per occurrence) of any Equipment or Inventory, all insurance payments in respect of such Equipment or Inventory shall be paid to the Purchaser and shall, in the Purchaser’s sole discretion, (i) be released to the applicable Grantor to be applied as set forth in the first sentence of this subsection (c) or (ii) be held as additional Collateral hereunder or applied as specified in Section 19(b).

Section 10. Post-Closing Changes; Collections on Receivables. (a) No Grantor will change its name, type of organization, jurisdiction of organization, organizational identification number or location from those set forth in 6(a) of this Agreement without first giving at least 30 days’ prior written notice to the Purchaser and taking all action required by the Purchaser for the purpose of perfecting or protecting the security interest granted by this Agreement. Each Grantor will hold and preserve its records relating to the Collateral and will permit representatives of the Purchaser at any time during normal business hours and upon reasonable prior written notice to inspect and make abstracts from such records and other documents. If any Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Purchaser of such organizational identification number.

(b) Except as otherwise provided in this subsection (b), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Receivables. In connection with such collections, such Grantor may take (and, at the Purchaser’s direction, will take) such action as such Grantor or the Purchaser may deem necessary or advisable to enforce collection of the Receivables; provided, however, that the Purchaser shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the Obligors under any Receivables of the assignment of such Receivables to the Purchaser and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Purchaser and, upon such notification and at the expense of such Grantor, to enforce collection of any such Receivables, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Receivables, including, without limitation, those set forth set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Purchaser referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Receivables of such Grantor shall be received in trust for the benefit of the Purchaser hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Purchaser in the same form as so received (with any necessary indorsement) and, if any Event of Default shall have occurred and be continuing, applied as provided in Section 19(b) and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable, release wholly or partly any Obligor thereof or allow any credit or discount thereon. No Grantor will permit or consent to the subordination of its right to payment under any of the Receivables to any other indebtedness or obligations of the Obligor thereof.

Section 11. As to Intellectual Property Collateral. (a) With respect to each item of its Intellectual Property Collateral, each Grantor agrees to take, at its expense, all necessary steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings. No Grantor shall, without the written consent of the Purchaser, discontinue use of or otherwise abandon any Intellectual Property Collateral, or abandon any right to file an application for patent, trademark, or copyright, unless such Grantor determines that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Grantor’s business and that the loss thereof would not be reasonably likely to have a material adverse effect on such Grantor’s business, in which case, such Grantor will give prompt notice of any such abandonment to the Purchaser.

(b) Each Grantor agrees promptly to notify the Purchaser if such Grantor becomes aware (i) that any item of the Intellectual Property Collateral may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Grantor’s ownership of any of the Intellectual Property Collateral or its right to register the same or to keep and maintain and enforce the same, or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any item of the Intellectual Property Collateral.

(c) In the event that any Grantor becomes aware that any item of the Intellectual Property Collateral is being infringed or misappropriated by a third party, such Grantor shall promptly notify the Purchaser and shall take such actions, at its expense, as such Grantor deems reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(d) Each Grantor shall use proper statutory notice in connection with its use of each item of its Intellectual Property Collateral. Except as provided in Section 11(a) hereof, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property Collateral may lapse or become invalid or unenforceable or placed in the public domain.

(e) Each Grantor shall take all steps which it or the Purchaser deems reasonable and appropriate under the circumstances to preserve and protect each item of its Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

(f) With respect to its Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit A hereto or otherwise in form and substance satisfactory to the Purchaser (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Purchaser in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

(g) Each Grantor agrees that should it obtain an ownership interest in any item of the type set forth in Section 1(e) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. Within 30 days of the end of each fiscal quarter of the Company, each Grantor shall give written notice to the Purchaser identifying the After-Acquired Intellectual Property acquired during such fiscal quarter, and such Grantor shall execute and deliver to the Purchaser with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit B hereto or otherwise in form and substance satisfactory to the Purchaser (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property, which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

Section 12. Voting Rights; Dividends; Etc. (a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose; provided however, that such Grantor will not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Security Collateral or any part thereof.

(ii) Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Notes; provided, however, that any and all

(A) dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

(B) dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus and

(C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral shall be, and shall be forthwith delivered to the Purchaser to hold as, Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Purchaser, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Purchaser as Security Collateral in the same form as so received (with any necessary indorsement).

(iii) The Purchaser will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 12(a)(i) shall, upon notice to such Grantor by the Purchaser, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 12(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Purchaser, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii) All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 12(b) shall be received in trust for the benefit of the Purchaser, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Purchaser as Security Collateral in the same form as so received (with any necessary indorsement).

Section 13. As to Letter-of-Credit Rights. (a) Each Grantor, by granting a security interest in its Receivables consisting of letter-of-credit rights to the Purchaser, intends to (and hereby does) assign to the Purchaser its rights (including its contingent rights) to the proceeds of all contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee. Each Grantor will promptly cause the issuer of each letter of credit and each nominated person (if any) with respect thereto to consent to such assignment of the proceeds thereof pursuant to a consent in form and substance satisfactory to the Purchaser and deliver written evidence of such consent to the Purchaser.

(b) Upon the occurrence of an Event of Default, each Grantor will, promptly upon request by the Purchaser, (i) notify (and such Grantor hereby authorizes the Purchaser to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Purchaser hereunder and any payments due or to become due in respect thereof are to be made directly to the Purchaser or its designee and (ii) arrange for the Purchaser to become the transferee beneficiary of letter of credit.

Section 14. Commercial Tort Claims. Each Grantor will promptly give notice to the Purchaser of any commercial tort claim that may arise after the date hereof and will immediately execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such commercial tort claim to the second priority security interest created under this Agreement.

Section 15. Transfers and Other Liens; Additional Shares. (a) Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Note Purchase Agreement, or (ii) create or suffer to exist any lien or other encumbrance upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement, the 2007 Security Agreement and any liens or other encumbrances permitted under the terms of the Note Purchase Agreement.

(b) Each Grantor agrees that it will (i) cause each issuer of the capital stock pledged by such Grantor not to issue any capital stock or other securities in addition to or in substitution for the Pledged Equity issued by such issuer, except to such Grantor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional capital stock or other securities.

Section 16. Purchaser Appointed Attorney in Fact. Each Grantor hereby irrevocably appoints the Purchaser such Grantor’s attorney in fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Purchaser’s discretion, to, upon the occurrence and during the continuance of an Event of Default, take any action and to execute any instrument that the Purchaser may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to obtain and adjust insurance required to be paid to the Purchaser pursuant to Section 9,

(b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

(d) to file any claims or take any action or institute any proceedings that the Purchaser may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Purchaser with respect to any of the Collateral.

Section 17. Purchaser May Perform. If any Grantor fails to perform any agreement contained herein, the Purchaser may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Purchaser incurred in connection therewith shall be payable by such Grantor under Section 20.

Section 18. The Purchaser’s Duties. (a) The powers conferred on the Purchaser hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Purchaser shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Purchaser shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b) Anything contained herein to the contrary notwithstanding, the Purchaser may from time to time, when the Purchaser deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Purchaser hereunder with respect to all or any part of the Collateral. In the event that the Purchaser so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in addition to the Purchaser as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Purchaser, with all rights, powers, privileges, interests and remedies of the Purchaser hereunder with respect to such Collateral, and (iii) the term “Purchaser,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Purchaser with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Purchaser.

Section 19. Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Purchaser may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Purchaser forthwith, assemble all or part of the Collateral as directed by the Purchaser and make it available to the Purchaser at a time to be designated by the Purchaser that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Purchaser’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Purchaser may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of the Receivables and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Receivables and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Purchaser shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Purchaser may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Any cash held by or on behalf of the Purchaser and all cash proceeds received by or on behalf of the Purchaser in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Purchaser, be held by the Purchaser as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Purchaser pursuant to Section 15) in whole or in part by the Purchaser against, all or any part of the Secured Obligations. Any surplus of such cash or cash proceeds held by or on the behalf of the Purchaser and remaining after payment in full of all the Secured Obligations shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(c) All payments received by any Grantor under or in respect of the Collateral shall be received in trust for the benefit of the Purchaser, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Purchaser in the same form as so received (with any necessary indorsement).

(d) The Purchaser may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held in any deposit account.

(e) The Purchaser may send to each bank, securities intermediary or issuer party to any Deposit Account Control Agreement, Securities/Deposit Account Control Agreement, Securities Account Control Agreement or Uncertificated Security Control Agreement a “Notice of Exclusive Control” as defined in and under such Agreement.

(f) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Purchaser or its designee such Grantor’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

(g) If the Purchaser shall determine to exercise its right to sell all or any of the Security Collateral of any Grantor pursuant to this Section 19, each Grantor agrees that, upon request of the Purchaser, such Grantor will, at its own expense:

(i) execute and deliver, and cause each issuer of such Security Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Purchaser, advisable to register such Security Collateral under the provisions of the Securities Act of 1933 (as amended from time to time, the “Securities Act”), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Purchaser, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

(ii) use its best efforts to qualify the Security Collateral under the state securities or “Blue Sky” laws and to obtain all necessary governmental approvals for the sale of such Security Collateral, as requested by the Purchaser;

(iii) cause each such issuer of such Security Collateral to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act;

(iv) provide the Purchaser with such other information and projections as may be necessary or, in the opinion of the Purchaser, advisable to enable the Purchaser to effect the sale of such Security Collateral; and

(v) do or cause to be done all such other acts and things as may be necessary to make such sale of such Security Collateral or any part thereof valid and binding and in compliance with applicable law.

(h) The Purchaser is authorized, in connection with any sale of the Security Collateral pursuant to this Section 19, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral: (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to subsection (e)(i) above; (ii) any information and projections provided to it pursuant to subsection (e)(iv) above; and (iii) any other information in its possession relating to such Security Collateral.

(i) Each Grantor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Purchaser by reason of the failure by such Grantor to perform any of the covenants contained in subsection (f) above and, consequently, agrees that, if such Grantor shall fail to perform any of such covenants, it will pay, as liquidated damages and not as a penalty, an amount equal to the value of the Security Collateral on the date the Purchaser shall demand compliance with subsection (f) above.

Section 20. Indemnity and Expenses. (a) Each Grantor agrees to indemnify, defend and save and hold harmless the Purchaser and each of its affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(b) Each Grantor will upon demand pay to the Purchaser the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Purchaser may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Purchaser hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

Section 21. Amendments; Waivers; Additional Grantors; Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Purchaser and the Grantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Purchaser to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Upon the execution and delivery by any third-party of a security agreement supplement in substantially the form of Exhibit C hereto (each a “Security Agreement Supplement”), such third-party shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement to “Grantor” shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the Notes to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.

Section 22. Notices, Etc. All notices and other communications provided for hereunder shall be either (i) in writing (including facsimile communication) and mailed, faxed or otherwise delivered or (ii) by electronic mail (if electronic mail addresses are designated as provided below) confirmed immediately in writing, in the case of the Purchaser, addressed to it at: Prides Capital Fund I, L.P., c/o Prides Capital Partners, LLC, 200 High Street, Suite 700, Boston, MA 02110, Attention: Hank Lawlor, Telephone No. (617) 778-9200, Facsimile No.: (617) 778-9299, e-mail address: hank@pridescapital.com and, in the case of each Grantor, addressed to it at its address set forth opposite such Grantor’s name on the signature pages hereto or on the signature page to the Security Agreement Supplement pursuant to which it became a party hereto; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, faxed, sent by electronic mail or otherwise, be effective when deposited in the mails, confirmed by facsimile answerback, sent by electronic mail and confirmed in writing, or otherwise delivered (or confirmed by a signed receipt), respectively, addressed as aforesaid; except that notices and other communications to the Purchaser shall not be effective until received by the Purchaser. Delivery by facsimile or electronic mail of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

Section 23. Continuing Security Interest; Assignments under the Notes. This Agreement (a) shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full in cash of the Secured Obligations, (b) be binding upon each Grantor, its successors and assigns and (c) inure to the benefit of the Purchaser and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), the Purchaser may assign or otherwise transfer all or any portion of its rights and obligations under the Notes to any other individual or business entity, and such other individual or business entity shall thereupon become vested with all the benefits in respect thereof granted to the Purchaser herein or otherwise.

Section 24. Release; Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with the terms of the Notes or this Agreement (other than sales of Inventory in the ordinary course of business), the Purchaser will, at such Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that at the time of such request and such release no Event of Default shall have occurred and be continuing.

(b) Upon the payment in full in cash of the Secured Obligations and, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Purchaser will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

Section 25. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

Section 26. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GRANTORS:

EDIETS.COM, INC.

BBy:
Address for Notices:	/s/ James A. Epstein
1000 Corporate Drive # 600 Fort Lauderdale, FL 33334	Name: James A. Epstein Title: Secretary

EDIETS, INC.

BBy:
Address for Notices:	/s/ James A. Epstein
1000 Corporate Drive # 600 Fort Lauderdale, FL 33334	Name: James A. Epstein Title: Secretary

NUTRIO.COM, INC.

BBy:
Address for Notices:	/s/ James A. Epstein
1000 Corporate Drive # 600 Fort Lauderdale, FL 33334	Name: James A. Epstein
Title: Secretary

[Signature Page to Security Agreement]

Schedule I to the

Security Agreement

INVESTMENT PROPERTY

Part I

Initial Pledged Shares

Grantor	Issuer	Class of Equity Interest	Par Value	Certificate No(s)	Number of Shares	Percentage of Outstanding Shares
eDiets.com, Inc.	Nutrio.com, Inc.	Common	$0.01		9,803,014	100%
eDiets.com, Inc.	eDiets, BVI	Common	$1.00	1	50,000	100%
eDiets.com, Inc.	eDiets, Inc.	Common	$0.001	5	10,000,000	100%
eDiets.com, Inc.	eDiets Europe, Ltd	Common	$0.01		385,016	100%

Part II

Other Investment Property

Grantor	Issuer	Name of Investment	Certificate No(s)	Amount	Other Identification
N/A

[Signature Page to Security Agreement]

Schedule II to the

Security Agreement

PLEDGED DEPOSIT ACCOUNTS

eDiets Operating account – 2000035097387 - Wachovia

Nutrio Operating account – 2000006267515 - Wachovia

[Signature Page to Security Agreement]

Schedule III to the

Security Agreement

INTELLECTUAL PROPERTY

I. Patents

Grantor	Patent Titles	Country	Patent No.	Application No.	Filing Date	Issue Date

II. Domain Names and Trademarks (Grantor for all is eDiets.com, Inc.)

Grantor	DomainName/Mark	Country	Mark	Reg. No.	Application No.	Filing Date	IssueDate
	eDiets®	USA ( for all)		2855444			June 22, 2004

	eDiets.com®			285443			June 22, 2004

	Nutrio.com®			2437552			March 20, 2001

	DIETSMART®			2493454			September 25, 2001

	efitness.com

	deliciouslyyours.com

	gleemagazine.com

	dietsmart.com

	5stepdiet.com
	americasdietitian.com
	americasnutritionist.com
	americasnutritionist.org
	bodytypediet.com
	bringdeeliciousback.com
	bringdeliciousback.com
	bringdeliciusback.com
	bringdiliciousback.com
	bringdiliciusback.com
	bringingdeliciousback.com
	carbaddictsdiet.com
	circleofriends.cc
	cookingforromance.net
	deeliciouslyyours.com
	deitsmart.com
	deliciousathome.com
	deliciouslynow.com
	deliciouslysmart.com
	deliciouslyyourfeedback.com
	deliciouslyyouropinion.com
	deliciouslyyoursediets.com
	deliciouslyyoursfood.com
	deliciouslyyoursmeals.com
	deliciouslyyoursonline.com
	delicioustoyourdoor.com
	deliciousyours.com

Grantor	Domain Name/Mark	Country	Mark	Reg. No.	Application No.	Filing Date	Issue Date

deliciuslyyours.com

deliversdelicious.com

diabetes-blog.com

diet-blogs.com

diet-blogs.net

diet-logs.com

dietcity.com

dietcop.com

dietdepot.us

dietemergency.com

dietheadlinenews.com

dietlivemeetings.com

dietmealsdirect.com

dietnewscenter.com

dietnewschannel.com

dietnewsnetwork.net

dietpatrol.com

dietright.com

dietsmart.info

dietsolutioncenter.com

dietsonline.com

dietssmart.com

dietsupportmeetings.com

diliciouslyyours.com

diliciuslyyours.com

dnadiets.com

dydelivered.com

dydelivers.com

dydelivery.com

dyediets.com

dymeals.com

dysurvey.com

dytoyourdoor.com

eatwellplan.com

eatwellprogram.com

ediet-blog.com

ediet-blog.net

ediet24.com

edietcity.com

edietdelicious.com

edietdelish.com

edietdy.com

edietheadlinenews.com

edietlivemeetings.com

edietmarket.com

edietmen.com

edietmen.us

edietnetwork.com

edietnews.com

edietnewscenter.com

edietnewschannel.com

ediets-blog.com

ediets-blog.net

ediets-delicious.com

ediets-uk.com

ediets1.com

ediets24.com

edietsaffiliate.com

edietsaffiliates.com

edietsatkins.com

edietscenter.com

edietscentral.com

edietsclient.com

edietsconnections.com

edietscooking.com

edietscorporateservices.com

2

Grantor	Domain Name/Mark	Country	Mark	Reg. No.	Application No.	Filing Date	Issue Date
edietscs.com
edietsdairyfree.com
edietsdeelicious.com
edietsdelices.com
edietsdelicios.com
edietsdelicious.com
edietsdeliciouslyours.com
edietsdeliciouslyyours.com
edietsdelicius.com
edietsdelish.com
edietsdelivered.com
edietsdelivers.com
edietsdelivery.com
edietsdiabetes.com
edietsdilices.com
edietsdilicios.com
edietsdilicious.com
edietsdilicius.com
edietsdirect.com
edietsdy.com
edietseat.com
edietseats.com
edietsespana.com
edietseurope.com
edietsexpress.com
edietsfood.com
edietsformen.com
edietsforwomen.com
edietsheadlinenews.com
edietsiq.com
edietsleancuisine.com
edietslive.com
edietslivemeeting.com
edietslivemeetings.com
edietslocal.com
edietslowfat.com
edietslowsodium.com
edietsmarket.com
edietsmealplan.com
edietsmeals.com
edietsmillionpoundmarch.com
edietsmillionpoundmarch.net
edietsmillionpoundmarch.org
edietsmillionpoundmarch.us
edietsmillionpoundmarches.com
edietsmp3.com
edietsnetwork.com
edietsnews.com
edietsnewscenter.com
edietsnewschannel.com
edietson.com
edietsp3.com
edietsradio.com
edietsshop.com
edietssolutions.com
edietsstore.biz
edietsstore.com
edietsstore.us
edietssupportmeetings.com
edietstakesitoff.com
edietstogo.com
edietstv.com
edietsu.com
edietsuk.com
edietsupportmeetings.com
edietsvegan.com

3

Grantor	Domain Name/Mark	Country	Mark	Reg. No.	Application No.	Filing Date	Issue Date
edietsxpress.com
edietsyourway.com
edietszone.com
ediettv.com
edietwomen.com
efitnessuk.co.uk
efitnessuk.com
emeetingslive.com
emotivation.com
enutri.com
ervana.com
ervana.net
ervana.tv
ervana.us
financehelp.com
fitness-blog.net
fitness-diet.net
flavorfulldiet.com
freshchefdirect.com
freshcuisin.com
freshcuisine.com
freshcuisines.com
freshcuizine.com
freshcusine.com
freshquizine.com
freshselects.com
get10offdy.com
giimpact.com
gleeemagazine.com
glemagzine.com
glutensensitivediet.com
glycemicimpact.com
glycemicimpactdiet.com
goediets.com
healthlymealsdirect.com
high-protein.com
highcarbdiet.com
househelp.com
i2diet.com
i2guide.com
i4men.com
i4women.com
i4you.com
iformen.com
iforwomen.com
iforyou.com
iqdiet.com
lastminutediets.com
low-carb-plan.com
low-carb-plan.net
low-fat-blog.com
low-fat-diet.net
lowcarbcounter.com
lowcarbculture.com
lowcarbsuppliers.com
lowcholesteroldiet.com
millionpoundmarch.com
millionpoundmarch.org
millionpoundmarchblog.com
millionpoundmarches.com
misterbadfood.com
misterbadfoods.com
mrbadfood.com
mrbadfoods.com
mycircleofriends.com
mydeliciousdelivery.com

4

Grantor	Domain Name/Mark	Country	Mark	Reg. No.	Application No.	Filing Date	Issue Date
myediets.com
myedietsexpress.com
myfreshmeals.com
mymealdirect.com
mymealplan.com
mymealsdirect.com
mywellcentral.com
myyummydiet.com
netdiets.com
netdiets.us
newavocado.com
nushape.com
nutriodirect.com
oneeightymag.com
oneeightymag.net
oneeightymagazine.com
oneeightymagazine.net
onlinedietmeeting.com
onlinedietmeetings.com
onlineweightlossmeetings.com
organicfooddiet.com
practicaldiet.com
selfhelpcentral.com
selfhelptech.com
shapecity.com
storemedia.com
sugardiet.com
summerfreshdiet.com
thedietdepot.com
theedietsmillionpoundmarch.com
theflavorfulldiet.com
themillionpoundmarch.net
themillionpoundmarch.org
themillionpoundmarch.us
themillionpoundmarches.com
thesummerfreshdiet.com
trydeliciouslyyours.com
tryediets.com
u2tech.com
vitadeli.com
vitanourish.com
waytoeat.net
weightlossmeetings.com
wellcentral.cc
wellcentral.com
wellcentral.net
wellcentral.tv
yourmeal.com
yourmeals.com
zerocarbdiet.com
zone-diet-blog.com

III. Trade Names

Grantor	Names
eDiets.com, Inc.	eDiets
eDiets.com, Inc.	eDiets.com

5

eDiets.com, Inc.	Nutrio / Nutrio.com

eDiets.com, Inc	DIETSMART / dietsmart.com

eDiets.com, Inc.	efitness / efitness.com

eDiets.com, Inc.	deliciously yours / deliciouslyyours meal delivery service / deliciouslyyours.com

eDiets.com, Inc.	glee / glee magazine / gleemagazine.com

eDiets.com, Inc.	eDiets Corporate Services

eDiets.com, Inc.	Mr. Bad Food

IV. Copyrights

Grantor	Title of Work	Country	Title	Reg. No.	Application No.	Filing Date	Issue Date
eDiets.com, Inc.	www.ediets.com, v6.5	USA		TX6299443			October 27, 2003

eDiets.com, Inc.	www.ediets.com	USA		TX6299443			December 23, 2005

eDiets.com, Inc.	eFitness	USA		TX5872690			October 27, 2003

eDiets.com, Inc.	eDiets Pocket Encyclopedia	USA		TX5782718			May 8, 2003

eDiets.com, Inc.	eDiets.com	USA		TX5880669			October 27, 2003

V. IP Agreements

Grantor	IP Agreements
N/A

6

Schedule IV to the

Security Agreement

COMMERCIAL TORT CLAIMS

[Describe nature of claim(s)-see Comment 5 to UCC Section 9-108]

N/A

Schedule V to the

Security Agreement

LOCATION, CHIEF EXECUTIVE OFFICE, TYPE OF ORGANIZATION,

JURISDICTION OF ORGANIZATION AND ORGANIZATIONAL IDENTIFICATION

NUMBER

Grantor	Location	Chief Executive Office	Type of Organization	Jurisdiction of Organization	Organizational I.D. No.
eDiets.com, Inc..	1000 Corporate Drive, Suite 600Ft. Lauderdale, FL 33334		For profit corp.	DE	56-0952883

eDiets, Inc.	1000 Corporate Drive, Suite 600Ft. Lauderdale, FL 33334		For profit corp.	DE	65-0687110

eDiets, BVI	1000 Corporate Drive, Suite 600Ft. Lauderdale, FL 33334		For profit corp.	BVI	N/A

Nutrio.com, Inc.	1000 Corporate Drive, Suite 600Ft. Lauderdale, FL 33334		For profit corp.	DE	65-0885927

Schedule VI to the

Security Agreement

LOCATION OF EQUIPMENT AND INVENTORY

eDiets.com, Inc.

Locations of Equipment:

COMPUTER SERVER LOCATION

11300 NW 25 Street

Miami, FL 33172

COMPUTER SERVER LOCATION

c/o Savvis Data Center

375 Riverside Parkway, Suite 150

Lithia Springs, GA 30122

OFFICE LOCATION

2225 N Commerce Parkway #7

Weston, FL 33326

OFFICE & CALL CENTER LOCATION

1000 Corporate Drive Suite 600

Fort Lauderdale, FL 33334

Locations of Inventory:

FULFILLMENT CENTER

3570 NW 53 Court

Fort Lauderdale, FL 33309

PBD FULFILLMENT CENTER

3280 Summit Ridge Parkway

Duluth, GA 30096

Schedule VII to the

Security Agreement

LETTERS OF CREDIT

Beneficiary (Grantor)	Issuer	Account Party	Number	Maximum Available Amount	Date
Radice III, LLC c/o Trammell Crow Company 1801 North Military Trail Suite 150 Boca Raton, FL 33431	Wachovia Bank		SM220721W	$544,000	Issued 6/29/06; renewed 6/30/08

California First Leassing Corporation 18210 Von Karman Avenue Suite 600 Irvine, CA 92612	Wachovia Bank		SM226823W	$500,000	Issued 7/16/07 and expires 7/3/08

Exhibit A to the

Security Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated May 30, 2008 is made by the business entities listed on the signature pages hereof (collectively, the “Grantors”) in favor of Prides Capital Fund I, L.P., as lender (the “Purchaser”).

WHEREAS, the Purchaser has purchased a note dated the date hereof and may purchase a note dated June 30, 2008 issued by the Company (said notes, as they may hereafter be amended, amended and restated, replaced, substituted, supplemented or otherwise modified from time to time, being the “Notes”) pursuant to a Note Purchase Agreement dated May 30, 2008 between the Company and the Purchaser.

WHEREAS, as a condition precedent to the Purchaser purchasing the Notes each Grantor has executed and delivered that certain Security Agreement dated as of the date hereof made by the Grantors to the Purchaser (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Purchaser a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1. Grant of Security. Each Grantor hereby grants to the Purchaser a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):

(i) the patents and patent applications set forth in Schedule A hereto (the “Patents”);

(ii) the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);

(iii) all copyrights, whether registered or unregistered, now owned or hereafter acquired by such Grantor, including, without limitation, the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto (the “Copyrights”);

(iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(v) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.

SECTION 2. Security for Obligations. The grant of a security interest in, the Collateral by each Grantor under this IP Security Agreement secures the payment of all Obligations of such Grantor now or hereafter existing under or in respect of the Notes, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this IP Security Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and that would be owed by such Grantor to the Purchaser under the Notes but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 3. Recordation. Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.

SECTION 4. Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5. Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Purchaser with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 6. Governing Law. This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, each Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

EDIETS.COM, INC.

By
Name:
Title:

Address for Notices:

EDIETS, INC.

By
Name:
Title:

Address for Notices:

NUTRIO.COM, INC.

By
Name:
Title:

Address for Notices:

SCHEDULES TO INTELLECTUAL PROPERTY SECURITY AGREEMENT

Schedule A - Patents

Grantor	Patent Titles	Country	Patent No.	Application No.	Filing Date	Issue Date

Schedule B – Trademarks, Domain Names and Trade Names

Trademarks and Domain Names (Grantor for all is eDiets.com, Inc.)

Grantor	Domain Name/ Mark	Country	Mark	Reg. No.	Application No.	Filing Date	Issue Date

Trade Names

Grantor	Names

Schedule C – Copyrights

Grantor	Title of Work	Country	Title	Reg. No.	Application No.	Filing Date	Issue Date

Exhibit B to the

Security Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT (this “IP Security Agreement Supplement”) dated                     , 200  , is made by the business entities listed on the signature page hereof (the “Grantor”) in favor of Prides Capital Fund I, L.P., as lender (the “Purchaser”).

WHEREAS, the Purchaser has purchased notes issued by the Company pursuant to a Note Purchase Agreement dated May 30, 2008 between the Company and the Purchaser (said notes, as they may hereafter be amended, amended and restated, replaced, substituted, supplemented or otherwise modified from time to time, being the “Notes”).

WHEREAS, pursuant to the Notes, the Grantor and certain other business entities have executed and delivered that certain Security Agreement dated May 30, 2008 made by the Grantor and such other parties to the Purchaser (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) and that certain Intellectual Property Security Agreement dated May 30, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Grantor has granted to the Purchaser a security interest in the Additional Collateral (as defined in Section 1 below) of the Grantor and has agreed as a condition thereof to execute this IP Security Agreement Supplement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:

SECTION 1. Grant of Security. Each Grantor hereby grants to the Purchaser a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):

(i) the patents and patent applications set forth in Schedule A hereto (the “Patents”);

(ii) the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);

(iii) the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto to the extent assignable (the “Copyrights”);

(iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(v) all any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing or arising from any of the foregoing.

SECTION 2. Security for Obligations. The grant of a security interest in the Additional Collateral by the Grantor under this IP Security Agreement Supplement secures the payment of all Obligations of the Grantor now or hereafter existing under or in respect of the Notes, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

SECTION 3. Recordation. The Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer to record this IP Security Agreement Supplement.

SECTION 4. Grants, Rights and Remedies. This IP Security Agreement Supplement has been entered into in conjunction with the provisions of the Security Agreement. The Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Purchaser with respect to the Additional Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 5. Governing Law. This IP Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Grantor has caused this IP Security Agreement Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

By
Name:
Title:

Address for Notices:

Exhibit C to the

Security Agreement

FORM OF SECURITY AGREEMENT SUPPLEMENT

[Date of Security Agreement Supplement]

Prides Capital Fund I, L.P., as Purchaser

c/o Prides Capital Partners, LLC

200 High Street, Suite 700

Boston, MA 02110

Attn: Hank Lawlor

eDiets.com, Inc.

Ladies and Gentlemen:

Reference is made to the Security Agreement dated May 30, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) made by the Grantors from time to time party thereto in favor of the Purchaser. Terms defined in the Security Agreement and not otherwise defined herein are used herein as defined in the Security Agreement.

SECTION 1. Grant of Security. The undersigned hereby grants to the Purchaser a security interest in all of its right, title and interest in and to the following, in each case whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising (collectively, the undersigned’s “Collateral”): all Equipment, Inventory, Receivables, Security Collateral (including, without limitation, the shares of capital stock set forth on Part I of Schedule I hereto and the securities and securities/deposit accounts set forth on Schedule II hereto), Account Collateral, Intellectual Property Collateral, Commercial Tort Claims Collateral (including, without limitation, the commercial tort claims described in Schedule III hereto), all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of the undersigned pertaining to any of the undersigned’s Collateral, and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the undersigned’s Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Purchaser is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.

SECTION 2. Security for Obligations. The grant of a security interest in, the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all Obligations of the undersigned now or hereafter existing under or in respect of the Notes, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this Security Agreement Supplement and the Security Agreement secures the payment of all amounts that constitute part of the Secured Obligations and that would be owed by the undersigned to the Purchaser under the Notes but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 3. Representations and Warranties. (a) The undersigned’s exact legal name, location, chief executive office, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule V hereto. The undersigned has no trade names other than as listed on Schedule II hereto. Within the five years preceding the date hereof, the undersigned has not changed its name, location, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule V hereto.

(a) All of the Equipment and Inventory of the undersigned are located at the places specified therefor in Schedule VI hereto.

(b) The undersigned is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule VII hereto.

(c) The undersigned hereby makes each other representation and warranty set forth in Section 6 of the Security Agreement with respect to itself and the Collateral granted by it.

SECTION 4. Obligations Under the Security Agreement. The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors. The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned, that each reference to the “Collateral” or any part thereof shall also mean and be a reference to the undersigned’s Collateral or part thereof, as the case may be, and that each reference in the Security Agreement to a Schedule shall also mean and be a reference to the schedules attached hereto.

SECTION 5. Governing Law. This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[NAME OF ADDITIONAL GRANTOR]

By
Title:

Address for Notices: